Exhibit 2.5

EXECUTION VERSION

NOVATION AND AMENDMENT AGREEMENT

THIS NOVATION AND AMENDMENT AGREEMENT (this “Novation and Amendment Agreement”) is dated as of the 15th day of October 2018 by and among Penn National Gaming, Inc., a Pennsylvania corporation (“Penn”), Gold Merger Sub, LLC, a Delaware limited liability company (“Original Purchaser”), Boyd (Ohio) PropCo, a Delaware limited liability company (“New Purchaser”), PNK (Ohio), LLC, an Ohio limited liability company (“Seller”) (but solely upon Seller’s execution and delivery of the Joinder (as defined below)) and Pinnacle Entertainment, Inc., a Delaware corporation (“Seller Parent”) (but solely upon Seller Parent’s execution and delivery of the Joinder (as defined below)). All capitalized terms used but not defined herein have the meaning ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, Original Purchaser is party to that certain Purchase Agreement, dated as of December 17, 2017, by and among Penn, Original Purchaser, and upon their execution of a joinder thereto, Seller and Seller Parent (the “Purchase Agreement”).

WHEREAS, Original Purchaser has certain right, title and interests in, and obligations and liabilities under, the Purchase Agreement;

WHEREAS, Original Purchaser wishes to assign, transfer and convey to New Purchaser all of Original Purchaser’s right, title and interest in the Purchase Agreement and to divest itself of all its obligations and liabilities under the Purchase Agreement;

WHEREAS, New Purchaser wishes to acquire, accept and receive all of Original Purchaser’s right, title and interest in the Purchase Agreement and to assume all of Original Purchaser’s obligations and liabilities under the Purchase Agreement;

WHEREAS, New Purchaser is in a position to fully perform all obligations of Original Purchaser that may exist under the Purchase Agreement from and after the date hereof;

WHEREAS, the parties wish to make certain amendments to the Purchase Agreement; and

WHEREAS, Seller and Seller Parent will, and Penn will use its reasonable best efforts to cause Seller and Seller Parent to, execute and deliver the Joinder in the form of Schedule 1 attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Novation. This Novation and Amendment Agreement shall become effective as of the date hereof. Each of Penn, Original Purchaser, New Purchaser, Seller and Seller Parent hereby agree, by novation of the Purchase Agreement, to replace Original Purchaser as the party identified as “Purchaser” thereunder with New Purchaser. Each of Penn, Seller and Seller Parent acknowledge and accept that New Purchaser by this Novation and Amendment Agreement shall, effective as of the date hereof, become entitled to all right, title, and interest of Original Purchaser in, and bound by all obligations of Original Purchaser under, the Purchase Agreement as if New Purchaser were an original party to the Purchase Agreement. The parties hereto further acknowledge and agree that, effective as of the date hereof, Original Purchaser will no longer have any right, title, interest or obligations in or under the Purchase Agreement. Each of Penn, Seller and Seller Parent hereby release and discharge Original Purchaser from all obligations and liabilities under the Purchase Agreement arising on or after the date hereof, all as part of the assumption of liabilities under the Purchase Agreement by the New Purchaser.

2. Representation and Warranties. Original Purchaser hereby represents and warrants with respect to the Purchase Agreement that as of the date hereof, Original Purchaser has not breached, and is not in breach under, the Purchase Agreement nor is there any condition existing which, with or without notice or passage of time or both, would constitute a breach by Original Purchaser under the Purchase Agreement. Each of Penn and Original Purchaser hereby represents and warrants with respect to the Purchase Agreement that any and all prior breaches by Original Purchaser under the Purchase Agreement, if any, have been cured or waived.

3. Amendments. Effective as of the date hereof, the Purchase Agreement shall be amended as follows:

(a) The definition of “MLCRAA” in Section 1.1 is hereby deleted and replaced with the following:

““MLCRAA” shall mean the Master Lease Commitment and Rent Allocation Agreement, dated as of December 17, 2017, by and among Penn, GLPI, Gold Merger Sub, LLC, a Delaware limited liability company, Purchaser, Boyd Gaming Corporation (“Boyd”) and Boyd TCIV, LLC, as amended from time to time.”

(b) The definition of “Operations Purchase Agreement” in Section 1.1 is hereby deleted and replaced with the following:

““Operations Purchase Agreement” shall mean the Membership Interest Purchase Agreement, dated as of December 17, 2017, by and among Boyd, Boyd TCIV, LLC, Penn and, solely following execution of a joinder, Seller Parent and Pinnacle MLS, LLC, as amended from time to time.”

(c) The definition of “Tenant” in Section 1.1 is hereby deleted and replaced with the following:

““Tenant” shall mean PNK (Ohio), LLC.”

(d) Section 7.4(c)(i) of the Purchase Agreement is hereby deleted.

(e) Section 12.3 of the Purchase Agreement is hereby deleted and replaced with the following:

“This Agreement and other documents delivered at the Closing and the Membership Interest Purchase Agreement set forth the entire agreement and understanding of the parties in respect of the transactions contemplated by this Agreement, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by Penn, any Seller Party or Purchaser that is not embodied in this Agreement, or in the attached Exhibits or the written certificates, schedules or instruments of assignment or conveyance delivered pursuant to this Agreement, and neither Penn, nor Purchaser nor any Seller Party shall be bound by or liable for any alleged representations, promise, inducement or statement of intention not therein so set forth.”

(f) The form of lease attached as Exhibit E thereto is replaced with the form of the final draft of the lease dated September 20, 2018 mutually agreed by the parties.

(g) The form of deed attached as Exhibit B thereto is replaced with the form of the final draft of the deed dated September 20, 2018 mutually agreed by the parties.

(h) Section 8.1 is hereby amended to delete the notice information for Original Purchaser and add the following notice information for New Purchaser:

If to New Purchaser, to:

Boyd Gaming Corporation 3883 Howard Hughes Parkway, 9th Floor Las Vegas, Nevada 89163 Attention: General Counsel
E-mail: brianlarson@boydgaming.com

with a copy, which shall not constitute notice, to:

Morrison & Foerster LLP 425 Market Street San Francisco, California 94115 Attention: Brandon C. Parris Jeffrey Washenko E-mail: BParris@mofo.com JWashenko@mofo.com

4. Original Purchaser Cooperation. Original Purchaser shall reasonably cooperate with New Purchaser in connection with carrying out the purposes of this Novation and Amendment Agreement, including, but not limited to:

(a) Providing New Purchaser with complete copies of all documents, reports and correspondence delivered by Original Purchaser or received by Original Purchaser in connection with the Purchase Agreement and the transactions contemplated thereby, in each case without representation, warranty or recourse with respect thereto.

(b) Promptly forwarding to New Purchaser all notices in connection with the Purchase Agreement and the transactions contemplated thereby from (i) other parties to the Purchase Agreement and (ii) Governmental Authorities.

(c) Reasonably cooperating with New Purchaser in connection with the actions contemplated by Section 2.5 of the Purchase Agreement.

(d) Reasonably cooperating with New Purchaser in connection with the actions contemplated by Section 7.4 of the Purchase Agreement.

(e) At the reasonable request of New Purchaser, executing such other documents and instruments as may be reasonably necessary in order to carry out the purposes of this Novation and Amendment Agreement.

At the reasonable request of the other Party, each of Original Purchaser and New Purchaser shall execute such other documents and instruments as may be reasonably necessary in order to carry out the purposes of this Novation and Amendment Agreement.

5. Joinder. Seller and Seller Parent will, and Penn will use its reasonable best efforts to cause Seller and Seller Party to, execute and deliver the Joinder to New Purchaser to become a party to this Novation and Amendment Agreement prior to Closing. Neither Seller nor Seller Parent shall be a party hereto nor shall either of them make any representations or warranties or have any rights or obligations hereunder until the Joinder is executed by Seller and Seller Parent, respectively, and delivered to the other parties hereto.

6. Incorporation. Sections 10.3(b), 12.1, 12.5, 12.9, 12.10, and 12.11 of the Purchase Agreement are hereby incorporated by reference into this Novation and Amendment Agreement and shall apply as if fully set forth herein mutatis mutandis

7. Expenses; No Punitive or Consequential Damages. All fees and expenses incurred or accrued by Original Purchaser in connection with the Purchase Agreement and this Novation and Amendment Agreement shall be for the account of Original Purchaser. For the avoidance of doubt, under no circumstances shall a party hereto be liable to any other party hereto for any punitive damages, lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages. In no event shall any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar items) be used in calculating the amount of any damages.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have caused this Novation and Amendment Agreement to be executed by their respective duly authorized representatives on the date first written above.

PENN NATIONAL GAMING, INC.

By:	/s/ Carl Sottosanti
Name:	Carl Sottosanti
Its:	Executive Vice President, General Counsel and Secretary

GOLD MERGER SUB, LLC

By:	/s/ Carlos A. Ruisanchez
Name:	Carlos A. Ruisanchez
Its:	President, Secretary and Chief Financial Officer

BOYD (OHIO) PROPCO, LLC

By Boyd TCIV, LLC, a Nevada limited liability company, its Managing Member

By Boyd Gaming Corporation, a Nevada corporation, its Managing Member

By:	/s/ Brian Larson
Name:	Brian A. Larson
Its:	Executive Vice President, Secretary and General Counsel